Exhibit 10.124

The Crescent

LEASE AGREEMENT

3474-3483 Satellite Blvd, Duluth, GA 30096

Tenant	Landlord
La Rosa Realty Georgia LLC, Joseph La Rosa, individually and Carmen Delgado, individually	American Capital Properties, LLC 3483 Satellite Blvd., Suite 100 South
3483 Satellite Blvd, Suite 115 South	Duluth, GA 30096
Duluth, GA 30096	(971) 413-7003
HQ: (503) 675-4596

Lease Information
Suite Number:	115 South
Rentable Square Footage:	Approximately 2,005 ±
Lease Term:	36 months
Security Deposit:	$3,566.00
Starting Base Rent:	$3,297.00
Commencement Date:	Estimated to be May 1, 2024

Lease Provisions

1.	Premises: Pursuant to this lease agreement (“Lease”), Landlord hereby leases to Tenant upon the terms and conditions herein, a suite identified as Suite 115 South (“Premises”), estimated at approximately 2,005 ± rentable square feet, situated in the office building known as The Crescent located at 3483 Satellite Blvd, Duluth, Gwinnett County, Georgia 30096 (“Building”). The Premises does not include the structure, roof, interior or exterior common areas, or the exterior surfaces of exterior walls of the Building. The Premises, Building, and the land on which the Building is located are collectively the “Property.” Tenant shall inspect and accept the Premises in its “AS-IS” condition upon taking possession per Section 3. Landlord will not be liable to Tenant, and Tenant will have no claim against Landlord for any damage, injury, or loss of use caused by the condition of the Premises or the Property. Tenant will be solely responsible for thoroughly inspecting the Premises and ensuring that it is in compliance with all applicable laws.

2.	Term: The Term of this Lease will be for thirty-six (36) months commencing on the Date of Tender, which is estimated to be May 1, 2024 (the “Commencement Date”) and ending thirty-six (36) Lease Months thereafter.

3.	Date of Tender: On or before the Commencement Date, Landlord shall tender possession of the Premises to Tenant (“Date of Tender”) and Tenant shall take possession of the Premises and sign the Certificate of Acceptance (attached as Exhibit D).

4.	Rent: Rent will be due and payable in advance on the first day of each month beginning on the Commencement Date. If a Rent payment is not received within five (5) days of the date specified, a ten percent (10%) late charge will be assessed and due immediately. The base rental rate (“Rent”) for the use and occupancy of the Premises is as follows:

Lease Month	Monthly Installment
1–12	$3,297.00
13–24	$3,429.00
25–36	$3,566.00

Lease Agreement	Page 1 of 16

Rent may be mailed to: American Capital Properties. LLC. P.O. Box 920. Lake Oswego, OR 97034.

Payments may also be tendered by ACH. Instructions will be provided.

The first “Lease Month,” also known as “Lease Month 1,” will commence on the Date of Tender. If the Date of Tender is a day other than the first day of the month, Lease Month 1 will end on the last day of the month in the following month. Each subsequent Lease Month shall commence on the day immediately following the last day of the preceding Lease Month, and Tenant will be charged a pro-rata amount for the additional days in Lease Month 1(“Additional Day(s)”), if any. Tenant shall make a payment of $108.39 for each Additional Day in Lease Month 1, if applicable, which will be due on the Date of Tender.

5.	Use of Premises: Tenant shall use the Premises as a professional real estate office and shall not use the Premises for any other purpose without first securing the consent of Landlord in writing. Tenant shall not: (i) use or occupy the Premises for any purpose which is unlawful or dangerous; (ii) permit the maintenance of any nuisance or disturb the quiet enjoyment of other tenants or portions of the Property; (iii) emit offensive odors or conditions into other portions of the Property; (iv) cause or permit any waste to occur in the Premises; or (v) overload the floors, or any mechanical, electrical, plumbing, or utility systems serving the Premises. If Tenant’s Permitted Use of the Premises results in an increase in any rate of insurance on the Property, Tenant shall pay to Landlord, upon demand as additional Rent, the amount of any such increase. However, any such payment will not waive Tenant’s duty to comply with this Lease. Landlord and any agent thereof does not represent or warrant that the Premises, Building, or Property conforms to applicable restrictions, ordinances, requirements, or other matters related to Tenant’s intended use. Tenant must satisfy itself that the Premises may be used as Tenant intends by independently investigating all matters related to its intended use. Tenant shall comply with all laws, ordinances, orders, rules, and regulations of all governmental agencies having jurisdiction over the Premises regarding the use, construction, condition, or occupancy of the Premises. Both parties shall give prompt notice to the other of any notice they receive of the violation of any law or any requirement of any public authority regarding the Premises or the use or occupancy thereof. Tenant shall, at Tenant’s expense, comply with all laws and requirements of any public authorities that, in respect of the Premises or the use and occupancy thereof, or the abatement of any nuisance in, on, or about the Premises, impose any violation, order, or duty on Landlord or Tenant, arising from (a) Tenant’s use of the Premises; (b) the manner of conduct of Tenant’s business or operation of its installations, equipment, or other property therein; (c) any cause or condition created by or at the instance of Tenant; or (d) breach of any of Tenant’s obligations hereunder.

6.	Common Areas: Tenant will have the nonexclusive right (in common with other tenants of the Building, Landlord, and any other person granted use by Landlord) to use all areas and facilities outside of the Premises and within the Property kept for the non-exclusive use of Landlord, Tenant, and other tenants of the Building and their respective employees, guests, and invitees (the “Common Areas”). Common Areas include portions of the Building used in common, including, but not limited to, lobby areas, building corridors, fire vestibules, elevators, foyers, electrical and telephone closets, common restrooms, mechanical and service rooms, janitor’s closets, loading docks, parking areas, and similar facilities.

7.	Equipment: Tenant may install only such equipment in the Premises as is customary for the Permitted Use and will not overload the floors or electrical circuits of the Premises or Building or change the wiring or plumbing of the Building or Premises. Any equipment, cables, wiring, conduit, additional dedicated circuits, and any additional air conditioning required because of any such equipment installed by Tenant will be installed, maintained, and operated at Tenant’s sole expense and in accordance with Landlord’s requirements. Tenant agrees that any cabling installed by or for its use during its occupancy must meet the requirements of all applicable national, state, and local fire and safety codes.

8.	Signs and Other Installations: Landlord shall provide Tenant with Building-standard signage located adjacent to the main entry doorway of the Premises and on the Building directory. Tenant may place signage on the Premises door, however, Tenant must obtain written approval of any signage from Landlord before installation. No other signs, awnings, or other apparatus may be painted on or attached to the Building or anything placed on any glass or woodwork of the Premises or positioned to be visible from outside the Premises, including any window covering (e.g., shades, blinds, curtains, drapes, screens, or tinting materials) without Landlord’s written consent, and Landlord’s approval of design, size, location, and color. All signs installed by Tenant must comply with Landlord’s standards for signs and all applicable codes. All signs and sign hardware must be removed by Tenant, at Tenant’s sole cost and expense, upon termination of this Lease, with the sign location restored to its former state unless Landlord elects to retain all or any portion thereof.

Lease Agreement	Page 2 of 16

9.	Security Deposit: Upon execution of this Lease, Tenant shall pay to Landlord the sum of $3,566.00 (“Security Deposit”) to be held by Landlord without liability for interest, as security for the faithful performance by Tenant of Tenant’s obligations under all terms and conditions of the Lease. The Security Deposit does not represent payment of, and Tenant may not presume application of same as payment of the last monthly installment of Rent due under this Lease. Landlord will have no obligation to segregate or otherwise account for the Security Deposit except as provided for under this Section 9. Upon Tenant’s full performance of its obligations and the terms and conditions of this Lease, and, after an inspection of the Premises by Landlord, any unused portion of the Security Deposit will be returned by Landlord to Tenant, with a written description of damages and charges, if any, within (i) ninety (90) days after the date of the expiration of the Term or sooner termination of the Term of this Lease; (ii) the surrender of the Premises by Tenant in compliance with the provisions of this Lease; and (iii) Landlord’s receipt of Tenant’s forwarding address. Tenant agrees that it waives any rights and remedies with regard to the Security Deposit if it fails to provide its forwarding address to Landlord, including waiver of the right to receive a refund and to receive a description of damages and charges. However, if Tenant fails to pay Rent or other charges when due, or fails to comply with any of Tenant’s other obligations under this Lease, Landlord may apply or use all or any portion of the Security Deposit for the payment due Landlord, or to reimburse or compensate Landlord for any cost, expense, loss, claim, liability, or damage (including attorneys’ fees and any in-house legal, accounting, or other administrative costs) which Landlord suffers or incurs as a result thereof. If Landlord uses or applies any of the Security Deposit, Tenant shall, within fourteen (14) days after written request by Landlord, restore the Security Deposit to the full amount required by the Lease.

10.	Execution of Lease: Upon execution of this Lease, Tenant will deliver to Landlord, a certificate of insurance as provided for under Section 11, below, the pro-rata Rent for the additional Days in Lease Month 1, if applicable, Rent for Lease Month 1 ($3,297.00), and the Security Deposit ($3,566.00).

11.	Insurance: Throughout the Term, Tenant shall maintain, with a Landlord approved company, licensed to sell insurance in the State of Georgia, (i) commercial general liability insurance (“Liability Policy”) written on ISO form CG 00 01 or equivalent, with limits of at least $1,000,000 per occurrence and $2,000,000 aggregate for each location in which Tenant operates its business, in a form providing occurrence basis coverage; (ii) a special form policy of insurance covering any insurable interest that Tenant may have in the Premises or in any equipment serving the Premises, Tenant’s leasehold improvements, trade fixtures, equipment and personal property kept at the Premises, in an amount not less than the full replacement value of those items with a special form cause of loss endorsement, including coverage for wind and hail (Landlord may also require flood and/or earthquake coverage); (iii) plate glass insurance covering all plate glass in the Premises as evidenced by endorsement ISO form CP1470, or equivalent; and (iv) any other insurance required by any applicable law governing Tenant’s intended use and licenses. All such insurance policies shall (i) be written as primary coverage and noncontributory with or in excess of any coverage that Landlord may carry as evidenced by endorsement ISO form CG2001 or equivalent; (ii) contain an express waiver of any right of subrogation by the insurer against Landlord as evidenced by endorsement ISO form CG2404; and (iii) the insurance policy will not be cancelled unless Landlord is given thirty (30) days’ prior written notice. In addition, Tenant’s Liability Policy shall (i) list Landlord as additional insured, and any other parties with an insurable interest in the Premises designated by Landlord as evidenced by endorsement CG201 land CP1219 or equivalents, and (ii) be endorsed to require the insurance carrier to notify Landlord in writing of any losses charged against the policy. If any losses are charged against Tenant’s Liability Policy, Tenant shall take the necessary steps to restore such insurance so that Tenant’s insurance coverage under each such policy at all times equals at least $1,000,000 per occurrence and $2,000,000 aggregate. Before the Date of Tender, in order to gain occupancy to the Premises, and before any such insurance policy expires, Tenant shall deliver to Landlord a certificate of insurance with proper endorsements for each policy or renewal thereof that Tenant is required to maintain under this Section. If Tenant fails to maintain any insurance required by this Section, Landlord may obtain such insurance, and any premium paid by Landlord will be immediately payable by Tenant to Landlord as additional Rent. Tenant shall, at Tenant’s expense, maintain in full force and effect worker’s compensation insurance with no less than the minimum limits required by law, and employer’s liability insurance with a minimum limit of coverage of $500,000.

Lease Agreement	Page 3 of 16

12.	Assignment and Subletting: Tenant shall not assign this Lease by operation of law or otherwise (including without limitation by transfer of stock, merger, or dissolution), mortgage or pledge the same, or sublet the Premises or any part thereof, without prior written consent of Landlord, which may not be unreasonably withheld. Landlord’s consent to an assignment or subletting will not release Tenant from any obligation hereunder, and Landlord’s consent will be required for any subsequent assignment of subletting. If Tenant desires to assign or sublet the Premises, it must notify Landlord at least sixty (60) days in advance, pay a nonrefundable $500.00 fee, and it shall provide Landlord with a copy of the proposed assignment or sublease and any additional information requested to allow Landlord to make informed judgments as to the proposed transferee. After receipt of notice, Landlord may elect to: (i) cancel the Lease as to the Premises or portion thereof proposed to be assigned or sublet; or (ii) consent to the proposed assignment or sublease; and if the Rent and the other consideration payable in respect thereof exceeds the Rent payable hereunder, Tenant shall pay to Landlord such excess within ten (10) days following receipt thereof by Tenant; or (iii) withhold its consent, which will be deemed to be elected unless Landlord gives Tenant written notice otherwise.

13.	Access: Landlord and its agents may, at any time, enter the Premises to: inspect and supply janitorial or other services; show the Premises to prospective lenders, purchasers, or tenants; and alter, improve, or repair the Premises or the Building. Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by Landlord’s entry into the Premises in accordance with this Section. Landlord shall at all times have a key and alarm code to the Premises. Landlord may use any means which it deems proper to open any door in an emergency without liability therefor. Landlord may prevent access to or close the Building as necessary for the protection of the Building, its tenants, and visitors.

14.	Landlord Obligations: Landlord shall furnish to Tenant at Landlord’s expense:

A.	Water at those points of supply provided for the general use of tenants of the Building;

B.	Heat and air conditioning in season, at such times as Landlord determines, and at such temperatures and in such amounts as reasonably considered necessary by Landlord. Service on Sundays, Saturdays, and holidays are optional on the part of Landlord;

C.	Janitorial services to the Premises on weekdays other than holidays and window washing as may, in Landlord’s judgment, be reasonably required. Tenant requested, nonstandard cleaning, including deep cleaning and disinfecting due to COVID-19 or other infectious pathogens, will be billed to Tenant;

D.	Passenger elevators for ingress and egress to and from the Premises, in common with other tenants;

E.	Replacement of building-standard light fixtures and bulbs; and

F.	Electric lighting for public areas and special service areas of the Building to the extent deemed by Landlord to be reasonable.

(i)	Landlord shall furnish electrical current required for normal office use of the Premises. Tenant shall pay Landlord’s cost for any excess use of electricity within ten (10) days after being invoiced therefor. Additionally, if the cost per kilowatt hour (“kwh”) for electricity serving the Building increases after the Rent Commencement Date of this Lease, Landlord may pass through any such increase (including all charges assessed as part of the electricity bill) to Tenant based on Tenant’s pro-rata share of the total square footage of the Building. Tenant shall pay such charge immediately upon receipt of written notice thereof. Landlord and its management company shall calculate said charges, and its determination will be binding on all parties.

(ii)	Failure to furnish, stoppage, or interruption of these services resulting from any cause other than Landlord’s gross negligence will not render Landlord liable, in any respect, for damages to either person, property or business, or be construed as an eviction of Tenant, work as an abatement of rent, or relieve Tenant from performance of its obligations. Should any equipment furnished by Landlord cease to function properly, Tenant shall notify Landlord immediately, and Landlord shall use reasonable diligence to repair the same promptly. If Tenant fails to notify Landlord of any such defective condition when Tenant knows or should reasonably know of the condition, Tenant will be solely responsible for any damage or loss of any kind that results from the defective condition. Landlord shall not be obligated to furnish these services if Tenant is in default under this Lease. In the event of a stoppage of services caused by Landlord’s gross negligence, rent will be abated in accordance with the number of days, or partial days, in which services were unavailable to the Premises.

Lease Agreement	Page 4 of 16

(iii)	Landlord shall keep in good order, condition and repair the foundations, exterior walls, structural condition of interior bearing walls, exterior roof, fire hydrants, parking lots, walkways, parkways, driveways, fences, utility systems, and any repairs of these areas that are the result of weather. Landlord shall not be obligated to paint the exterior or interior surfaces of exterior walls, nor will Landlord be obligated to maintain, repair, or replace windows, doors, or plate glass of the Premises. Tenant expressly waives the benefit of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense because of Landlord’s failure to keep the building, or common areas in good order, condition, and repair.

15.	Tenant Maintenance: Tenant shall, at Tenant’s sole cost and expense and at all times, keep the Premises and every part of it in good order, condition, and repair, including interior walls, interior surfaces of exterior walls, ceilings, floors, windows, blinds, doors, keys, locks, plate glass, plumbing, and hot water heaters located inside or servicing the Premises, all appliances and systems that serve the Premises, and signage, but excluding any items which are the responsibility of Landlord as listed above. Tenant, in keeping the Premises in good order, condition, and repair, shall exercise and perform good maintenance practices. If Tenant fails to perform Tenant’s obligations under this Section, Landlord may enter upon the Premises after ten (10) days’ prior written notice to Tenant (except in the case of an emergency as reasonably determined by Landlord, in which case no notice will be required), perform such obligations on Tenant’s behalf, and, at Tenant’s cost, put the Premises in good order, condition, and repair at Tenant’s sole cost and expense.

16.	Landlord / Tenant Improvements: Landlord shall touch up the existing wall paint and professionally shampoo the existing carpet. Otherwise, tenant shall accept the Premises in its “AS-IS” condition. Any and all tenant improvements must be approved by Landlord in writing before commencement of any work, which will be at Tenant’s sole expense. Tenant’s improvements must not harm the structure, electrical, plumbing, heating, or air conditioning facilities of the Premises or the Building and must comply with all applicable building codes, regulations, and laws, including the Americans with Disabilities Act and other laws relating to the use of the public areas of the Premises by individuals with disabilities.

17.	Renovations to Premises: Landlord may, at Landlord’s sole discretion and at Landlord’s sole expense, perform such acts and make such other changes to the Premises (except for changing the dimensions of the Premises) as Landlord may deem appropriate, but Landlord will undertake reasonable care with respect to such acts or changes to the Premises so as to cause as little interference with Tenant’s business as is reasonably possible.

18.	Rules: Tenant shall abide by the Property Rules and Regulations (attached as Exhibit B) which may be changed or amended, at any time, by Landlord to promote a safe, orderly, and professional building environment, and Landlord shall uniformly enforce such Property Rules and Regulations against all tenants leasing space at the Property.

19.	Notices: All notices and other communications hereunder must be in writing, delivered in person, by email transmission, or by certified and first class U.S. mail, postage prepaid, to Landlord or Tenant, as the case may be, at its address set forth on Page 1 of this Lease, except that Landlord may also give Tenant notice by posting at the Premises. Either party may designate in writing a change in its notice address, but Landlord may always give notice to Tenant by posting it at the Premises. Notices that are delivered in person, posted, or emailed will be deemed given when received, posted, or emailed. Notices that are mailed will be deemed given three (3) days after the date they are mailed.

20.	Option to Renew: Provided this Lease is in full force and effect and Tenant is not then in default under this Lease, Tenant will have the option to extend this Lease for one (1) period of three (3) years (“Renewal Period”) on the same terms and conditions as the initial Lease Term with the exception of the Base Rent, which will be set at the prevailing market rate for comparable space in the Duluth area. This renewal option will be exercisable upon notice from Tenant to Landlord at least one hundred eighty (180) days before the expiration of the Term, time being of the essence, upon which notice Landlord shall provide Tenant with the Base Rent for the Renewal Period per the provisions of this section.

Lease Agreement	Page 5 of 16

21.	Surrender of Premises: Tenant shall surrender the Premises by the end of the last day of the Term, or any earlier termination date, clean and free of debris and in good operating order, condition, and state of repair, in the same or better condition as provided to Tenant by Landlord, ordinary wear and tear excepted. Ordinary wear and tear will not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under this Lease. Tenant shall also remove any and all improvements and alterations made to the Premises by Tenant or made at Tenant’s expense unless waived by written authorization of Landlord. If any property or fixtures, whether owned by Tenant or a third party, remain in the Premises after surrender, Landlord may remove, store, or dispose of the property or fixtures in any manner it deems appropriate, at Landlord’s sole discretion and at Tenant’s sole expense, and Landlord will not be liable for any trespass or any other associated claim.

22.	No Right to Holdover: If Tenant fails to vacate the Premises or any part thereof on expiration or early termination of this Lease, including failure to remove all its personal property or Tenant-owned alterations, Landlord may elect either: (i) to treat Tenant as a tenant from month-to-month, subject to the provisions of this Lease, except that Rent will be increased to two hundred percent (200%) of the total Rent attributable pro-rata to the month immediately preceding such expiration; or (ii) to eject Tenant from the Premises (using self-help or otherwise) and recover from Tenant damages caused by the wrongful holdover, including, but not limited to lost Rent, damage and repair of the Premises, cost of reletting, broker’s commission, and attorneys’ fees and costs, including fees for in-house legal, accounting, and other administrative staff and expenses. In addition, Landlord, at its sole option and discretion, may dispose of any personal property or Tenant owned alterations without notice to Tenant by throwing away the property or by giving it away without consideration to a nonprofit or to a person unrelated to Landlord without being deemed guilty of trespass and without liability for any loss or damages to Tenant.

23.	Default: If Tenant fails to make payment of any installment of Rent or other payment within five (5) days of when due, or Tenant’s failure to perform any of the covenants herein, Tenant shall, at Landlord’s request, quit and render to Landlord the peaceable possession of the Premises, but Tenant’s obligation to pay Rent through the end of the Term will not cease. Landlord will have the right, but not the obligation, with or without judicial process, to change locks to the Premises, to remove all personal property and store or dispose of it at Tenant’s expense without being deemed guilty of trespass and without liability for any loss or damage, reenter into possession, and/or to re-rent all or any portion of the Premises at Landlord’s sole discretion and credit such rentals received, less any expenses involved, including, but not limited to, the damage and repair of the Premises, cost of reletting, broker commission, and attorneys’ fees and costs (including fees for in-house legal, accounting, and other administrative staff and expenses) to the obligation of the Tenant. Tenant agrees to surrender the peaceful possession of the Premises in the condition as required above. If Tenant defaults, Landlord may: (a) request submission of Tenant’s financial statements, in form reasonably requested by Landlord; and (b) run credit reports and other similar reports on Tenant. Landlord’s pursuit of any remedy or remedies, including without limitation, any of the remedies herein, will not preclude pursuit of any other remedy or remedies provided in this Lease Agreement or by law or in equity, separately or concurrently or in any combination. Non-monetary covenant violations by Tenant will require notification by Landlord and have a ten (10) day cure period after written notification. Tenant’s failure to perform any obligation set forth in this Lease two (2) or more times in any twelve (12) month period shall effect an immediate default, and Landlord thereupon may exercise any remedy set forth in this Section without affording Tenant any opportunity to cure such default.

24.	Payment upon Default: Upon any event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and attorneys’ fees and costs (including fees for in-house legal, accounting, and other administrative staff and expenses) in (a) obtaining possession of the Premises; (b) removing, storing, or disposing of Tenant’s or any other occupants’ property; (c) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant; (d) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, costs of tenant finish work, and all other costs incidental to such reletting); (e) performing Tenant’s obligations which Tenant failed to perform, including payment of Rent through the end of the Lease Term; and (f) enforcing, or advising Landlord of its rights, remedies, and recourses arising out of the Event of Default. If Tenant commits a monetary default, Landlord, at its sole discretion, may demand and declare due a sum, without offset, credit or deduction, equal to the full amount of all Base Rent for the Term not yet paid by Tenant. Tenant shall pay such sum as damages for Tenant’s default, not as a penalty. If Landlord subsequently relets the Premises, the accelerated amount collected from Tenant will be rebated to Tenant from the amounts received by Landlord from such reletting, after deducting the costs and expenses of such reletting, and such deduction will include any difference in rental rate of such reletting compared to the Base Rent. Tenant agrees that Landlord’s damages caused by a Tenant breach of this lease would be difficult or impossible to estimate accurately. Payment of accelerated rent under this provision is intended not as a penalty but as liquidated damages.

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25.	Payment Default: In addition to the remedies in Section 23 above, after any default payment by Tenant (i.e., late payment, a returned check, or reversed credit card charge), Landlord may require that the Tenant make future payments by certified check, cashier’s check, or money order, for so long as Landlord may reasonably require. In addition, Tenant shall pay Landlord a fifty dollar ($50) fee for each check received by Landlord which is returned by Tenant’s bank unpaid and each credit or debit card payment by Tenant which is declined, in addition to any fee charged by Landlord’s bank or payment processing institution.

26.	Attorneys’ Fees: If Landlord employs an attorney to interpret, enforce, or defend any of its rights or remedies hereunder, Tenant shall pay Landlord’s reasonable attorneys’ fees and costs, including fees for in-house legal, accounting, and other administrative staff and expenses incurred in such dispute.

27.	Attornment: If any proceedings are brought for the foreclosure of any mortgage or trust deed, if any ground or underlying Lease is terminated, or the Building and Property are sold, Tenant shall attorn, without any deductions or set-offs, to the purchaser upon any such foreclosure sale, to the Lessor of such ground or underlying Lease, or to the new owner, as the case may be, if requested by such Purchaser or Lessor, and shall recognize such Purchaser or Lessor as the Landlord under this Lease, so long as the Lienholder or Purchaser or Ground Lessor agrees to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the Rent and observes and performs all its obligations under this Lease. Furthermore, such lender, as successor to Landlord, will not be liable for any act, omission, or obligation of any prior landlord, and lender will have the option, if lawful, to reject such attornment. Tenant shall, immediately upon request, execute such documents, including estoppel letters, as may be required for the purposes of subordinating or verifying this Lease.

28.	Indemnity: Unless as a result of Landlord’s or its contractors’, employees’, or agents’ negligent or willful or wanton acts or omissions, Landlord will not be liable for, and Tenant will defend, indemnify, and hold harmless Landlord against all fines, suits, claims, demands, losses, and actions, including attorneys’ fees, for any injury to persons or damage to or loss of property on or about the Premises or in or about the Building caused by the Tenant, its employees, invitees, licensees, or by another person entering the Premises or the Building under express or implied invitation of the Tenant, or arising out of Tenant’s occupation, use, maintenance, and/or modification of the Property or Landlord’s maintenance of the Property. This waiver and indemnity obligation will survive the termination or expiration of the Lease.

29.	Landlord’s Liability: The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease will be limited to Tenant’s actual direct, but not consequential, damages therefrom and will be recoverable from the interest of Landlord in the Building, and Landlord will not be personally liable for any deficiency. Landlord expressly advises Tenant that Landlord’s intention is that Tenant will have full responsibility for, and shall assume all risk to, persons and property while in, on, or about the Premises.

30.	Casualty: If the Building is totally destroyed by casualty, or if the Premises or the Building is so damaged that Landlord determines, within its sole discretion, that repairs cannot be completed within one hundred twenty (120) days after the date of such damage, Landlord may terminate this Lease. Landlord will not be required to rebuild, repair, or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by Tenant in the Premises. Any insurance which may be carried by Landlord against loss or damage to the Building or the Premises, will be for the sole benefit of Landlord, and/or the party carrying such insurance.

31.	Landlord’s Lien: In addition to any statutory Landlord’s lien, Tenant grants to Landlord a security interest to secure payment of all Rent and performance of all of Tenant’s other obligations hereunder, in all equipment, furniture, fixtures, improvements, and other personal property located in or on the Premises, and all proceeds therefrom. Such property will not be removed from the Premises without Landlord’s written consent until all Rent due and all Tenant’s other obligations have been performed. In addition to any other remedies, upon an event of default, Landlord may exercise the rights afforded a secured party under the Uniform Commercial Code Secured Transactions for the state in which the Building is located. Tenant grants to Landlord a power of attorney to execute and file financing statements and continuation statements necessary to perfect Landlord’s security interest, which power is coupled with an interest and will be irrevocable during the Term. Any property left in the Premises at the time of a default, or termination of the Lease for whatever reason, will be deemed abandoned and, after thirty (30) days from default or termination, Landlord may dispose of it by any means it deems appropriate without notice to Tenant.

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32.	Entire Agreement; Joint and Several; Successors and Assigns: This Lease constitutes the entire agreement between the parties concerning the matters set forth herein. All obligations of each undersigned Tenant will be joint and several, and all references to Tenant shall mean each and every Tenant. This means that each Tenant signing below is responsible for all obligations in this Lease. This Lease will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, and legal representatives.

33.	Applicable Law: This Lease will be governed by and construed pursuant to the laws of the state in which the Building is located.

34.	Severability: If any provision of this Lease is declared null, void, or unenforceable by any court having jurisdiction over this Lease, the Premises, and/or the Building, then the remainder of this Lease not so declared null, void, or unenforceable will be and remain in full force and effect.

35.	Authority: If Tenant executes this Lease as a corporation or other entity, each of the persons executing this Lease on behalf of Tenant personally covenants and warrants that Tenant is duly authorized and validly existing, that Tenant is qualified to do business in the state in which the Building is located, that Tenant has full right and authority to enter into this Lease, and that each person signing on be half of Tenant is authorized to do so.

36.	Electronic Signatures and Counterparts: This Lease may be executed in one or more counterparts, which taken together, will constitute one and the same original document. Copies of original signature pages of this Lease may be exchanged electronically, and any such copies will be treated as originals. This Lease may be executed and stored under the provisions of the Uniform Electronic Transactions Act, Ga. Code Ann. § 10-12-1 et seq.

37.	Representation: Carmen Delgado with La Rosa Realty represents the Tenant regarding this agreement and will be paid a commission by landlord per separate agreement.

38.	Exhibits:

Exhibit A: Floor Plan

Exhibit B: Property Rules and Regulations

Exhibit C: Lease Contact Information Request

Exhibit D: Certificate of Acceptance

(Signatures to follow)

Lease Agreement	Page 8 of 16

Landlord and Tenant have executed this Lease Agreement under seal on this____day of__________, 2024 (“Effective Date”).

LANDLORD:	TENANT:

AMERICAN CAPITAL PROPERTIES, LLC	LA ROSA REALTY GEORGIA, LLC

Signature: _______________________(Seal)	Signature:_______________________(Seal)

Printed:_________________________	JOSEPH LA ROSA

Title:____________________________	Title: CEO

Date:____________________________	Date:____________________________

TENANT:	TENANT:

CARMEN DELGADO	JOSEPH LA ROSA

____________________________________(Seal)	_________________________________(Seal)
Carmen Delgado	Joseph La Rosa

Date:____________________________	Date:____________________________

Lease Agreement	Page 9 of 16

EXHIBIT A

FLOOR PLAN

Intentionally omitted.

Lease Agreement	Page 10 of 16

EXHIBIT B

PROPERTY RULES AND REGULATIONS

1.	Tenant shall refer all contractors, contractors representatives, and installation technicians rendering any service to Tenant, to Landlord for Landlord’s supervision, approval and control before performance of any contractual service. This provision shall apply to all work performed in the Building including installations of telephones, electrical devices and attachments, and installations of any nature affecting doors, walls, woodwork, trim, windows, ceilings, equipment, or any other physical portion of Building.

2.	No additional locks or bolts may be placed upon any of the doors or windows by any tenant nor may any changes be made to existing locks or the mechanism thereof without consulting Landlord. Tenant shall, upon the termination of its tenancy, return to Landlord all keys to the Premises. If Tenant fails to return any such key. Tenant shall pay to Landlord the cost of changing the locks to the Premises. Tenant shall receive a maximum of ten (10) building access cards.

3.	Tenant assumes all risk for damage and injury to persons or public due to the movement of articles including equipment, property, and personnel, whether or not it is engaged in such movement. Landlord will not be liable for acts of any person engaged in, or any damage or loss to any property or persons resulting from, or any act in connection with, such service performed for Tenant. All hand trucks, carryalls, or similar appliances used for the delivery or receipt of merchandise or equipment will be equipped with rubber tires, side guards and such other safeguards Landlord may require.

4.	No signs, advertisements or notices will be painted or affixed on or to any windows or doors, or other parts of the Building or Property, except of such color, size and style and in such places, as will be first approved in writing by Landlord, the cost of which will be borne by Tenant. No nails, hooks, or screws will be driven or inserted in any part of the Building, except by the Building maintenance personnel, nor shall any part be defaced by Tenant. Building standard suite entrance signs to Premises will be placed thereon by a contractor designated by Landlord at Tenant’s expense.

5.	Except as otherwise permitted by the Lease, Tenant shall not place, install, or operate on the Premises or in part of the Building, any engine, refrigerating equipment (other than a home-type refrigerator), heating or air conditioning apparatus, stove or machinery, or conduct mechanical operations or cook thereon (other than in a home-type microwave oven), or place in or about the Premises any explosives, gasoline, kerosene, oil, acids, caustics, or any other inflammable, explosive, hazardous, or odorous material without the prior written consent of Landlord. Home - type refrigerators and microwaves may only be placed in a designated kitchen area. No portion of the Premises may at any time be used for cooking (other than in a home-type microwave oven) or as lodging quarters. No tenant may cause or permit any unusual or objectionable odors to be produced upon or emanate from the Premises. Tenant and its agents and invitees shall not conduct or permit any activities that might constitute a nuisance or otherwise present or constitute a health or safety hazard or illegal activity.

6.	Landlord will not be responsible for lost or stolen personal property, equipment, money, or jewelry from the Building, the Premises, or any other area on or about the Property, regardless of whether such loss occurs when these areas were locked against entry or not.

7.	No birds or other animals may be brought into or kept in or about the Building, except service animals per the Americans with Disabilities Act.

8.	Employees of Landlord shall not receive or carry messages for or to Tenant or other person, nor contract with or render free or paid services to Tenant or Tenant’s agents, employees, or invitees.

9.	Landlord shall not permit entrance to Tenant’s offices by, use of pass keys controlled by Landlord to any person at any time without written permission by Tenant, except employees, contractors, or service personnel directly supervised by Landlord.

10.	The entries, passages, doors, elevators and elevator doors (if provided), hallways or stairways must not be blocked or obstructed; no rubbish, litter, trash, or material of any nature will be placed, emptied or thrown into these areas, and such areas must not be used at any time except for ingress or egress by Tenant, Tenant’s agents, employees or invitees to or from the Premises. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building. Tenant shall not prop open the entry doors to Building or Premises.

11.	Plumbing fixtures and appliances must be used only for purposes for which constructed, and no sweepings, rubbish, rags or other unsuitable material may be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant, its employees, agents, visitors, or licensees will be paid by Tenant and Landlord shall not in any case be responsible therefor.

Lease Agreement	Page 11 of 16

12.	Landlord wants to maintain the highest standards of environmental comfort and convenience for all tenants. Please report any undesirable conditions or lack of courtesy or attention directly to the management. Tenant shall give immediate notice to Landlord of accidents in the Premises or in the Common Areas or of defects therein or in any fixtures or equipment, or of any known emergency in the Building. Tenant shall not hold events in the parking areas or Common Areas without prior, written approval of Landlord.

13.	Tenant shall not make, or permit to be made, any unseemly or disturbing noises, interfere with occupants of this or neighboring buildings or premises, or those having business with them, whether by the use of any devise, musical instrument, radio, unmusical noise, whistling, singing, or in any other way interfering with others’ quiet enjoyment of the Building.

14.	Landlord will have the right to make such other and further reasonable rules and regulations as in the judgment of Landlord may from time to time be needful for the safety, appearance, care, and cleanliness of the Building and for the preservation of good order therein. Landlord will not be responsible to Tenant for any violations of rules and regulations by other tenants.

15.	Tenant and its agents, employees, and invitees shall obey all parking control measures put in place by Landlord such as signs, identifying decals, or other instructions. Bicycles may be stored in the Premises if the floors are cleaned of any dirt or debris left at the end of the Lease Term.

16.	No safes or other objects, larger or heavier than the Building is limited to carry, will be brought into or installed on the Premises. Landlord may prescribe the weight and position of safes or other heavy objects, and Tenant shall install additional supportive materials at Tenant’s expense, if Landlord so requires.

17.	Landlord has no obligation to clean, repair, re-stretch, or replace carpeting. Tenant shall provide and use chair pads and carpet protectors at all desk and furniture locations.

18.	Names to be replaced on or removed from directories must be given to Landlord in writing on Tenant’s letterhead. All replacement directory strips will be installed at Tenant’s expense. Landlord shall determine size and uniformity of strips.

19.	Tenant shall see that the doors and windows of the Premises are closed and securely locked before leaving the Building and must observe strict care not to leave such doors and windows open and exposed to the weather or other elements. Tenant shall exercise extraordinary care and caution to shut off all water faucets or water apparatus before the Tenant or Tenant’s employees leave the Building, and Tenant shall shut off all electricity, gas, and air conditioning to prevent waste or damage, where controlled by Tenant.

20.	Canvassing, soliciting, and peddling in the Building are prohibited. All Tenants shall cooperate to prevent the same.

21.	Tenant shall patch and repair all nail holes in the Premises when vacating the Premises.

22.	All holiday decorations and other temporary or special decorations must be flame-retardant. No live Christmas trees or candles may be used in the Building. No decorations may be hung on the exterior windows or on exterior suite doors.

23.	No smoking is permitted in the Building.

24.	The Premises must not be used for any purpose that is disreputable or may draw protests. Landlord may exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated, or who violates any of the Rules and Regulations.

25.	On Saturdays, Sundays, legal holidays, and on any other days between the hours of 2:00 p.m. and 7:00 a.m., Landlord may keep all doors to the Building locked and access to the Building, halls, corridors, elevators, stairways, or to the Premises may be refused unless the person seeking access is an employee of the Building or is properly identified as a tenant of the Building. Landlord will not be liable for damages for any error with regard to the admission or exclusion from the Building of any person.

Lease Agreement	Page 12 of 16

26.	Parking:

The parking rules are designed to assure our tenants and visitors safe use and enjoyment of the facilities, All parking. unless otherwise designated by Landlord, is unreserved. Please remove or hide any personal items of value from plain sight to avoid temptation leading to vandalism of vehicles. Please exercise added caution when using the parking lot at night. Please keep vehicles locked at all times. Please report violations of these rules to Landlord immediately. Please report any lights out or other possibly dangerous situations to Landlord as soon as possible.

Restrictions:

●	Damage caused by a vehicle is the responsibility of that vehicle’s owner.

●	Landlord is not responsible for theft or damage to any vehicles.

●	The speed limit is five miles per hour in the parking areas.

●	Vehicles on the Property must be properly maintained to prevent leaks or discharge onto the parking surface.

●	Mechanical repairs to vehicles are not permitted on property.

●	Large or oversize vehicles such as motor homes, boats, or trailers arc not permitted.

●	No parking in fire lanes, loading zones, or any other areas not designated as a parking space.

●	Landlord, at Landlord’s sole discretion, may add or modify the parking rules.

Landlord, at its sole discretion. may designate or change the specific space or area in which vehicles must be parked. Violations of parking rules may result in towing from the Property. Towing from the Property may only be ordered by Landlord or its agents. Charges for towing must be paid by the vehicle’s owner.

Lease Agreement	Page 13 of 16

EXHIBIT C

TENANT CONTACT INFORMATION

To ensure Landlord’s electronic notification system works properly, and Tenant receives Lease notifications, Landlord requests the following contact information from Tenant.

Tenant:	Carmen and Joe	, Suite 115 South at the Crescent

Main Contact:

Name:	Carmen Delgado	Title:	Manager
Email:	[*]	Phone:	[*]

Billing Contact (this individual will only receive electronic notifications)

Name:	Caroline Marte	Title:	Accounting Manager
Email:	caroline@larosarealtycorp.com	Phone:	407-901-3199

Emergency Contact:

Name:	Carmen Delgado	Title:	Manager
Email:	[*]	Phone:	[*]

Should this contact information change please update this information by forwarding the updated information to Landlord by

Facsimile: (503) 699-1185, Attn: Lease Contact

or by Email to: tenantinquiry@americancapitalpropertiesllc.com

Please note the following example, as this is how automatic notifications will arrive in your email. Depending on your service provider’s settings, this message may be placed in a junk or spam folder until you release or indicate the messages are safe. All electronic notifications from our office will arrive via:

cdr@yardi.com on behalf @americancapitalpropertiesllc.com

Lease Agreement	Page 14 of 16

EXHIBIT D

JANITORIAL SERVICE

Tenant requests the following janitorial services which are provided each night Sunday through Thursday excluding holidays:

☒ Full service

☐ No service:

☐ Limited service (please list special instructions):___________________________________________

____________________________________________________________________________________

____________________________________________________________________________________

____________________________________________________________________________________

Alarm code: ___________________________________

After hours’ emergency contact:

Name:	CARMEN DELGADO	Phone:	[*]

A copy of this exhibit will be provided to the janitorial company for reference.

Lease Agreement	Page 15 of 16

EXHIBIT E

CERTIFICATE OF ACCEPTANCE

The undersigned, having entered into a certain Lease dated on or about the_____day of _____________, 2024, by and between the undersigned as Tenant and American Capital Properties, LLC as Landlord, DOES HEREBY CERTIFY that:

1.	The Lease in in full force and effect without offset or defense;

2.	The undersigned has taken possession of the Premises described in the Lease;

3.	The Commencement Date is______________________________,

4.	The Date of Tender is__________________

5.	If the Date of Tender is a day other than the first day of the month, the number of Additional Days, to calculate the prorated Rent amounts for Lease Month 1, is (days);

6.	The prorated Additional Days Rent for Lease Month 1, if any, is $_______________days x Additional Days Rent at $108.39 per diem);

7.	The Rent for Lease Month 1 is $3,297.00; and

8.	The Security Deposit is $3,566.00.00.

I have hereunto set my hand and seal this____day of_______, 2024.

LA ROSA REALTY GEORGIA, LLC

________________________________(Seal)
Tenant’s Signature

JOSEPH LA ROSA

________________________________(Seal)
Tenant’s Signature

CARMEN DELGADO

________________________________(Seal)
Tenant’s Signature

Lease Agreement	Page 16 of 16